Exhibit 99.1

       News Release
news release

FOR IMMEDIATE RELEASE	MAY 2, 2011
SYKES ENTERPRISES, INCORPORATED REPORTS
FIRST-QUARTER 2011 FINANCIAL RESULTS
--First quarter 2011 revenues and diluted earnings per share exceed outlook
--EMEA region posts revenue growth & operating profit
--Raising full-year 2011 revenue and earnings per share business outlook

TAMPA, FL — May 2, 2011 - Sykes Enterprises, Incorporated (“SYKES” or the “Company”) (NASDAQ: SYKE), a global leader in providing outsourced customer contact management solutions and services in the business process outsourcing (BPO) arena, announced today its first-quarter 2011 financial results. Given that the ICT acquisition closed on February 2nd, 2010, first quarter 2010 financial data for the combined company reflect only two-months of financial impact from the ICT acquisition versus a full-quarter ( three months) for first quarter 2011.
First Quarter 2011 Financial Highlights
•
First quarter 2011 revenues of $310.2 million increased $43.6 million, or 16.3%, from $266.6 million in the comparable quarter last year; the ICT acquisition contributed $100.3 million to first quarter 2011 revenues compared to $63.7 million in the same period last year

•
Excluding the ICT acquisition and on a constant currency basis, first quarter 2011 revenues increased 2.6% comparably driven principally by growth within the financial services and technology verticals

•
First quarter 2011 operating margin was 5.0% versus a negative 1.9% in the same period last year; on an adjusted basis, a non-GAAP measure (see explanation on Page 6 and see Exhibit 3 for reconciliation), first quarter 2011 operating margin was 6.3% versus 6.8% in the same period last year

•
Excluding the ICT acquisition, first quarter 2011 operating margins declined 330 basis points (4.4% vs. 7.7%) comparably due to a weaker U.S. dollar relative to certain offshore currencies driving direct and indirect costs, anticipated end-of-life of certain customer contact management programs and an increase in personnel costs

•
First quarter 2011 diluted earnings per share from continuing operations were $0.28 versus a loss from continuing operations of $0.18 in the comparable quarter last year and versus the Company’s February 2011 business outlook diluted earnings per share range of $0.20 to $0.23; relative to the business outlook per share range, the increase in first quarter 2011 diluted earnings per share was due principally to higher-than-anticipated revenues and a lower tax rate driven largely by a $2.6 million discrete adjustment related to a favorable resolution of a tax audit

•
On an adjusted basis, first quarter 2011 diluted earnings per share were $0.35 compared to an adjusted first quarter 2010 diluted earnings per share of $0.21; relative to the Company’s February 2011 business outlook range of $0.25 to $0.28, the increase in first quarter 2011 adjusted diluted earnings per share was due principally to the above mentioned factors; assuming a tax rate of 25%, which was the midpoint of the forecasted tax rate range of 24% to 26% projected in the Company’s February 2011 business outlook, adjusted diluted earnings per share in the first quarter of 2011 would have been $0.29

•
First quarter 2010 loss per share from discontinued operations, net of taxes, was $0.03 due principally to a loss in the Company’s Argentina operations, the disposal of which was completed in December 2010

Americas Region
Revenues generated from the Company’s Americas region, including operations in North America and offshore (Latin America, South Asia and the Asia Pacific region), increased 19.2% to $246.5 million, or 79.5% of total revenues, for the first quarter of 2011. Revenues for the prior year period totaled $206.9 million, or 77.6% of total revenues. The ICT acquisition contributed $100.3 million to Americas’ first quarter 2011 revenues compared to a $63.4 million contribution in the same period last year. Excluding the ICT acquisition and on a constant currency basis, first quarter 2011 Americas revenues increased 1.3% comparably due largely to growth from existing clients within the financial services and technology verticals.
During the quarter, approximately 46% of the Americas first quarter 2011 revenues was generated from services provided offshore compared to approximately 49% in the same period last year. Excluding the ICT acquisition, approximately 52% of the Americas first quarter 2011 revenues was generated from services provided offshore compared to approximately 55% in the prior year quarter, with the percentage decrease due primarily to increased revenue contribution from the U.S.
Sequentially, revenues generated from the Americas region decreased 1.7% to $246.5 million in the first quarter of 2011. Fourth quarter 2010 revenues were $250.8 million, or 81.1% of total revenues. On a constant currency basis, first quarter 2011 Americas revenues decreased 1.7% sequentially driven mainly by seasonality and the anticipated end-of-life of certain customer contact management programs.
The Americas income from operations for the first quarter of 2011 decreased 1.0% to $27.0 million, with an operating margin of 11.0% versus 13.2% in the comparable quarter last year. On an adjusted basis (see Exhibit 3 for reconciliation), the Americas operating margin was 12.6% versus 14.6% in the comparable quarter last year. Excluding the ICT acquisition, the Americas operating margin decreased 460 basis points (14.4% vs. 19.0%) comparably due to a weaker U.S. dollar relative to certain offshore currencies driving direct and indirect costs, anticipated end-of-life of certain customer contact management programs and an increase in personnel costs.
Sequentially, the Americas income from operations for the first quarter of 2011 decreased 9.3% to $27.0 million, with an operating margin of 11.0% versus 11.9% in the fourth quarter of 2010. On an adjusted basis, (see Exhibit 4), the Americas operating margin decreased 160 basis points to 12.6% from 14.2%. The decrease was due to seasonality coupled with the above-mentioned factors.
EMEA Region
Revenues from the Company’s Europe, Middle East and Africa (EMEA) region increased 6.6% to $63.6 million, representing 20.5% of SYKES’ total revenues for the first quarter of 2011 compared to $59.7 million, or 22.4%, in the prior year’s first quarter. Excluding the ICT acquisition and on a constant currency basis, EMEA revenues increased 5.7% due to growth from existing and new clients within the financial services and transportation verticals.

Sequentially, revenues from the Company’s EMEA region increased 9.0% to $63.6 million for the first quarter of 2011 compared to $58.4 million, or 18.9% of SYKES’ total revenues in the fourth quarter of 2010. On a constant currency basis, EMEA revenues increased 7.1% sequentially, driven by growth from existing and new clients within the communications, financial services and transportation verticals.
The EMEA region’s income from operations was $0.5 million, or 0.8% of EMEA revenues, versus an operating loss of $0.7 million, or 1.2% of revenues, in the comparable quarter last year. On an adjusted basis (see Exhibit 3 for reconciliation), the comparable operating margin was 0.8% versus a negative 1.2% in the comparable quarter last year. Excluding the ICT acquisition, the EMEA operating margin was 0.4% versus a negative 0.6% driven largely by higher-than-anticipated revenues and the resulting expense leverage.
Sequentially, the EMEA region generated income from operations of $0.5 million, or 0.8% of EMEA revenues, versus a loss of $4.1 million, or 7.1% of revenues, in the fourth quarter of 2010. On an adjusted basis (see Exhibit 4), the EMEA operating margin was 0.8% versus a negative 4.4% due to higher-than-anticipated revenues coupled with lower labor costs.
Corporate G&A Expenses
Corporate costs decreased to $12.2 million, or 3.9% of revenues, in the first quarter of 2011, compared to $31.7 million, or 11.9% of revenues, in the comparable quarter last year. On an adjusted basis (see Exhibit 3 for reconciliation), corporate costs increased 5.4% to $12.0 million, or 3.9% of revenues, from $11.4 million, or 4.3% of revenues, in comparable period last year. Excluding the ICT acquisition, corporate costs increased to $12.0 million, or 5.7% of first quarter 2011 revenues, from $11.4 million, or 5.6% of revenues, in the same period last year due to higher compensation expenses, technology maintenance costs and professional services fees.
Sequentially, corporate costs increased to $12.2 million, or 3.9% of revenues, in the first quarter of 2011, from $11.5 million, or 3.7% of revenues, in the fourth quarter of 2010. On an adjusted basis (see Exhibit 4), corporate costs increased to $12.0 million, or 3.9% of revenues, from $10.2 million, or 3.3% of revenues, in the fourth quarter of 2010 due largely to the above-mentioned factors.
Interest & Other Expense and Taxes
Interest and other expense for the first quarter of 2011 totaled approximately $1.6 million compared to interest and other expense of $3.5 million for the same period in the prior year. The decrease in interest and other expense was due principally to lower interest expense related to the now paid-off Bermuda and term loan associated with the ICT acquisition in the prior year’s first quarter.
The Company’s effective tax rate from continuing operations was 4.2% in first quarter 2011 versus a tax benefit of 5.4% in the same period last year and lower than the estimated 24% to 26% tax rate range provided in the Company’s February 2011 business outlook. The decline in the tax rate relative to the business outlook was driven principally by the $2.6 million discrete adjustment related to a favorable resolution of a tax audit.
On an adjusted basis, first quarter 2011 tax rate was 8.9% compared to 36.6% in the same period last year and versus the estimated 24% to 26% range provided in the Company’s February 2011 business outlook. The decrease in the tax rate on a comparable basis was due to a discrete adjustment and a shift in the geographic mix of earnings to higher tax rate jurisdictions last year, while relative to the business outlook, the decline was due mainly to a discrete adjustment.

Liquidity and Capital Resources
The Company’s balance sheet at March 31, 2011 remained strong with cash and cash equivalents of $199.9 million, excluding restricted cash of $0.5 million. Approximately 76.0% or $152.0 million was held in international operations, of which $127.0 million may be subject to additional taxes if repatriated to the United States, including withholding tax applied by the country of origin and repatriation tax on the foreign-source income. The Company expects to repatriate $25.0 million in cash and cash equivalents held in international operations in the future. At March 31, 2011, the Company had $75 million of undrawn borrowing capacity available under its revolving credit facility. During the three months ended March 31, 2011, the Company repurchased 0.3 million common shares for a total cost of $5.5 million.
Business Outlook
The assumptions driving the business outlook are as follows:
•
The Company is increasing its full-year revenue and diluted earnings per share outlook to reflect the better-than-expected performance in the first quarter of 2011 and sustained improvement in demand trends, more-than-offsetting the anticipated impact of end-of-life of certain customer contact management programs within both the Americas and EMEA regions and the associated severance expenses which are expected to disproportionately impact the second quarter. The Company expects little change in the overall drivers of demand — among them the financial services, technology and healthcare verticals — as discussed in its February 2011 business outlook;

•
The Company’s revenues and adjusted earnings per share assumptions are based on foreign exchange rates as of April 2011. Therefore, the continued volatility in foreign exchange rates between the U.S. dollar and the functional currencies of the markets the Company serves could have a significant impact, positive or negative, on revenues and adjusted earnings per share relative to the business outlook for the second quarter and full-year;

•
The Company remains on track to add the previously announced 1,800 seats on a gross basis for the full-year, split roughly evenly over the first and second half of the year. Similarly, the ramp costs associated with the seats additions are expected to be split roughly evenly between the first and second half of the year. The Company expects to add approximately 550 seats on a gross basis in the second quarter, in addition to the 350 seats that were added in the first quarter;

•
The Company received a GST (Goods and Services Tax) refund from the Canadian government for $1.2 million in April, which is expected to favorably impact diluted earnings per share by approximately $0.02 on a tax-adjusted basis for the second quarter and full year 2011;

•
The Company anticipates interest and other expense of approximately $0.2 million for the second quarter and $2.4 million for the full year 2011, which reflects the $1.6 million in interest and other expense incurred in the first quarter and the $0.2 million per quarter of net interest expense related to commitment fees and deferred financing costs associated with its credit facility, which are partially offset by lower interest income resulting from lower interest rates on cash balances. The aforementioned amounts exclude the potential impact of any future foreign exchange gains or losses in other expense; and

•
Relative to its February 2011 business outlook, the Company anticipates a lower effective tax rate for the second-quarter and full-year 2011 due to a combination of the first quarter discrete adjustment and a shift in the geographic mix of earnings to lower tax rate jurisdictions.

Considering the above factors, the Company anticipates the following financial results for the three months ended June 30, 2011:
•	Revenues in the range of $305.0 million to $310.0 million

•	Tax rate of approximately 18%; on an adjusted basis, a tax rate of approximately 19%

•	Fully diluted share count of approximately 46.4 million

•	*Diluted earnings per share of approximately $0.26 to $0.29

•	Adjusted diluted earnings per share in the range of $0.31 to $0.34

•	Capital expenditures in the range of $12.0 million to $14.0 million
For the twelve months ended December 31, 2011, the Company anticipates the following financial results:
•	Revenues in the range of $1,225.0 million to $1,240.0 million

•	Tax rate of approximately 19%; on an adjusted basis, a tax rate of approximately 20%

•	Fully diluted share count of approximately 46.5 million

•	*Diluted earnings per share of approximately $1.21 to $1.31

•	Adjusted diluted earnings per share in the range of $1.43 to $1.53

•	Capital expenditures in the range of $38.0 million to $42.0 million
* See “Business Outlook Reconciliation” for Second Quarter and Full-Year 2011 earnings per share.
Conference Call
The Company will conduct a conference call regarding the content of this release tomorrow, May 3rd, 2011 at 10:00 a.m. Eastern Time. The conference call will be carried live on the Internet. Instructions for listening to the call over the Internet are available on the Investors page of SYKES’ website at www.sykes.com. A replay will be available at this location for two weeks. This press release is also posted on the SYKES website at http://investor.sykes.com/phoenix.zhtml?c=119541&p=irol-news&nyo=0.
Non-GAAP Financial Measure
Adjusted earnings per diluted share and adjusted operating margins are important indicators of performance as these non-GAAP financial measures assist readers in further understanding the Company’s results of operations and trends from period-to-period exclusive of certain acquisition-related items. The term “adjusted basis”, as referenced throughout the press release, includes the ICT acquisition but excludes ICT acquisition-related costs (see Exhibit 3 for reconciliation) such as those associated with capacity rationalization and facilities consolidation, coupled with items one-time in nature. Adjusted earnings per diluted share and adjusted operating margins, however, are supplemental measures of performance that are not required by, or presented in accordance with, U.S. Generally Accepted Accounting Principles (GAAP). Refer to the tables in the release for a detailed reconciliation.
About Sykes Enterprises, Incorporated
SYKES is a global leader in providing customer contact management solutions and services in the business process outsourcing (BPO) arena. SYKES provides an array of sophisticated customer contact management solutions to Fortune 1000 companies around the world, primarily in the communications, financial services, healthcare, technology and transportation and leisure industries. SYKES specializes in providing flexible, high quality customer support outsourcing solutions with an emphasis on inbound technical support and customer service. Headquartered in Tampa, Florida, with customer contact management centers throughout the world, SYKES provides its services through multiple communication channels encompassing phone, e-mail, web and chat.

Utilizing its integrated onshore/offshore global delivery model, SYKES serves its clients through two geographic operating segments: the Americas (United States, Canada, Latin America, India and the Asia Pacific region) and EMEA (Europe, Middle East and Africa). SYKES also provides various enterprise support services in the Americas and fulfillment services in EMEA, which include multi-lingual sales order processing, payment processing, inventory control, product delivery and product returns handling. For additional information please visit www.sykes.com.
Forward-Looking Statements
This press release may contain “forward-looking statements,” including SYKES’ estimates of future business outlook, prospects or financial results, statements regarding SYKES’ objectives, expectations, intentions, beliefs or strategies, or statements containing words such as “believe,” “estimate,” “project,” “expect,” “intend,” “may,” “anticipate,” “plans,” “seeks,” “implies,” or similar expressions. It is important to note that SYKES’ actual results could differ materially from those in such forward-looking statements, and undue reliance should not be placed on such statements. Among the important factors that could cause such actual results to differ materially are (i) the impact of economic recessions in the U.S. and other parts of the world, (ii) fluctuations in global business conditions and the global economy, (iii) SYKES’ ability to continue the growth of its support service revenues through additional technical and customer contact centers, (iv) currency fluctuations, (v) the timing of significant orders for SYKES’ products and services, (vi) loss or addition of significant clients, (vii) the early termination of contracts by clients, (viii) SYKES’ ability to recognize deferred revenue through delivery of products or satisfactory performance of services, (ix) construction delays of new or expansion of existing customer support centers, (x) difficulties or delays in implementing SYKES’ bundled service offerings, (xi) failure to achieve sales, marketing and other objectives, (xii) variations in the terms and the elements of services offered under SYKES’ standardized contract including those for future bundled service offerings, (xiii) changes in applicable accounting principles or interpretations of such principles, (xiv) delays in the Company’s ability to develop new products and services and market acceptance of new products and services, (xv) rapid technological change, (xvi) political and country-specific risks inherent in conducting business abroad, (xvii) SYKES’ ability to attract and retain key management personnel, (xviii) SYKES’ ability to further penetrate into vertically integrated markets, (xix) SYKES’ ability to expand its global presence through strategic alliances and selective acquisitions, (xx) SYKES’ ability to continue to establish a competitive advantage through sophisticated technological capabilities, (xxi) the ultimate outcome of any lawsuits or penalties (regulatory or otherwise), (xxii) SYKES’ dependence on trends toward outsourcing, (xxiii) risk of interruption of technical and customer contact management center operations due to such factors as fire, earthquakes, inclement weather and other disasters, power failures, telecommunications failures, unauthorized intrusions, computer viruses and other emergencies, (xxiv) the existence of substantial competition, (xxv) the ability to obtain and maintain grants and other incentives, including tax holidays or otherwise, (xxvi) the potential of cost savings/synergies associated with the ICTG acquisition not being realized, or not being realized within the anticipated time period, (xxvii) risks related to the integration of the businesses of SYKES and ICTG and (xxviii) other risk factors listed from time to time in SYKES’ registration statements and reports as filed with the Securities and Exchange Commission. All forward-looking statements included in this press release are made as of the date hereof, and SYKES undertakes no obligation to update any such forward-looking statements, whether as a result of new information, future events, or otherwise.
For additional information contact:
Subhaash Kumar
Sykes Enterprises, Incorporated
(813) 233-7143

Sykes Enterprises, Incorporated
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)
Exhibit 1

	Three Months
	SYKES + ICT	SYKES + ICT*
	March 31,	March 31,
	2011	2010

Revenues	$310,156	$266,582
Direct salaries and related costs	(203,689)	(171,650)
General and administrative	(90,375)	(100,023)
Impairment of long-lived assets	(726)	-

Income (loss) from continuing operations	15,366	(5,091)
Other income (expense), net	(1,615)	(3,543)

Income (loss) from continuing operations before taxes	13,751	(8,634)
Income taxes	(573)	467

Income (loss) from continuing operations, net of taxes	13,178	(8,167)
Loss from discontinued operations	-	(1,346)

Net Income (loss)	$13,178	$(9,513)

Net Income (loss) per share:
Basic:
Continuing operations	$0.28	$(0.18)
Discontinued operations	0.00	(0.03)

Net Income (loss) per share	$0.28	$(0.21)

Diluted:
Continuing operations	$0.28	$(0.18)
Discontinued operations	0.00	(0.03)

Net Income (loss) per share	$0.28	$(0.21)

Weighted average shares:
Basic	46,409	44,590

Diluted	46,577	44,766

*	Three month of SYKES financial data and only two-months of ICT financial data in first quarter 2010 due to the February 2nd, 2010 closing of the ICT acquisition.

Sykes Enterprises, Incorporated
Segment Results
(in thousands)
(Unaudited)
Exhibit 2

	Three Months
	SYKES + ICT	SYKES + ICT*
	March 31,	March 31,
	2011	2010
Revenues:
Americas	$246,535	$206,902
EMEA	63,621	59,680

Total	$310,156	$266,582

Operating Income (loss):
Americas	$27,753	$27,311
EMEA	519	(705)
Corporate G&A expenses	(12,180)	(31,697)
Impairment of long-lived assets	(726)	-

Income (loss) from continuing operations	15,366	(5,091)

Other income (expense), net	(1,615)	(3,543)
(Provision) benefit for income taxes	(573)	467

Income (loss) from continuing operations, net of taxes	$13,178	$(8,167)

*	Three months of SYKES financial data and only two-months of ICT financial data in first quarter 2010 due to the February 2nd, 2010 closing of the ICT acquisition.

Sykes Enterprises, Incorporated
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
Exhibit 3

	Three Months Ended
	March 31, 2011

		Acquisition related Costs

			ICT
		ICT	Depreciation and	ICT
		Severance	Amortization of	Merger
	SYKES + ICT	& Consulting	Property & Equipment and	& Integration		SYKES + ICT
	Reported	Engagement	Intangibles Write-Ups	Costs	Other	Adjusted

Revenues	$310,156					$310,156
Direct salaries and related costs	(203,689)					(203,689)
General and administrative	(90,375)	346	3,058	13		(86,958)
Impairment of long-lived assets	(726)			726		—

Income from operations	15,366	346	3,058	739		19,509
Other (expense), net	(1,615)					(1,615)

Income from continuing operations before taxes	13,751	346	3,058	739		17,894
(Provision) for income taxes	(573)	(85)	(752)	(182)		(1,592)

Income from continuing operations, net of taxes	13,178	261	2,306	557	—	$16,302

Income from continuing operations, net of taxes per basic share	$0.28	$0.01	$0.05	$0.01	$—	$0.35
Shares outstanding, basic	46,409	46,409	46,409	46,409	46,409	46,409

Income from continuing operations, net of taxes per diluted share	$0.28	$0.01	$0.05	$0.01	$—	$0.35
Shares outstanding, diluted	46,577	46,577	46,577	46,577	46,577	46,577

		Acquisition related Costs

			ICT
		ICT	Depreciation and	ICT
		Severance	Amortization of	Merger
	SYKES + ICT	& Consulting	Property & Equipment and	& Integration		SYKES + ICT
	Reported	Engagement	Intangibles Write-Ups	Costs	Other	Adjusted

Revenues:
Americas	$246,535					$246,535
EMEA	63,621					63,621

Total	$310,156	$—	$—	$—		$310,156

Operating Income:
Americas	$27,027	220	3,058	726		$31,031
EMEA	519					519
Corporate G&A expenses	(12,180)	126		13		(12,041)

Income from continuing operations	15,366	346	3,058	739		19,509

Other (expense), net	(1,615)					(1,615)
(Provision) for income taxes	(573)	(85)	(752)	(182)	—	(1,592)

Income from continuing operations, net of taxes	$13,178	$261	$2,306	$557	$—	$16,302

Sykes Enterprises, Incorporated
Segment Results
(in thousands)
(Unaudited)
Exhibit 4

	Three Months Ended
	SYKES + ICT	SYKES + ICT
	Adjusted	Adjusted
	March 31,	December 31,
	2011	2010

Revenues	$310,156	$309,146
Direct salaries and related costs	(203,689)	(200,149)
General and administrative	(86,958)	(86,193)

Income from continuing operations	19,509	22,804
Other (expense), net	(1,615)	(355)

Income from continuing operations before taxes	17,894	22,449
(Provision) for income taxes	(1,592)	(8,078)

Income from continuing operations, net of taxes	$16,302	$14,371

Income from continuing operations, net of taxes per basic share	$0.35	$0.31
Shares outstanding, basic	46,409	46,451

Income from continuing operations, net of taxes per diluted share	$0.35	$0.31
Shares outstanding, diluted	46,577	46,563

	Three Months Ended
	SYKES + ICT	SYKES + ICT
	Adjusted	Adjusted
	March 31,	December 31,
	2011	2010

Revenues:
Americas	$246,535	$250,759
EMEA	63,621	58,387

Total	$310,156	$309,146

Operating Income:
Americas	$31,031	$35,589
EMEA	519	(2,567)
Corporate G&A expenses	(12,041)	(10,218)

Income from continuing operations	19,509	22,804

Other (expense), net	(1,615)	(355)
(Provision) for income taxes	(1,592)	(8,078)

Income from continuing operations, net of taxes	$16,302	$14,371

Sykes Enterprises, Incorporated
Condensed Consolidated Balance Sheets
(in thousands)
Exhibit 5

	March 31,	December 31,
	2011	2010

Assets:
Current assets	$494,441	$472,288
Property and equipment, net	106,386	113,703
Goodwill & Intangibles, net	175,351	175,055
Other noncurrent assets	35,506	33,554

Total assets	$811,684	$794,600

Liabilities & Shareholders’ Equity:
Current liabilities	$163,523	$158,730
Noncurrent liabilities	50,698	52,675
Shareholders’ equity	597,463	583,195

Total liabilities and shareholders’ equity	$811,684	$794,600

Sykes Enterprises, Incorporated
Supplementary Data

	Q1 2011	Q1 2010*

Geographic Mix (% of Total Revenues):

Americas (1)	79.5%	77.6%
Europe, Middle East & Africa (EMEA)	20.5%	22.4%

Total:	100.0%	100.0%

(1)	Includes the United States, Canada, Latin America, South Asia and the Asia Pacific (APAC) Region. Latin America, South Asia and APAC are included in the Americas due to the nature of the business and client profile, which is primarily made up of U.S. based clients.

	Q1 2011	Q1 2010*

Vertical Industry Mix (% of Total Revenues):

Communications	32%	35%
Financial Services	27%	21%
Technology / Consumer	20%	23%
Transportation & Leisure	6%	8%
Healthcare	6%	7%
Other	9%	6%

Total:	100%	100%

*	Three months of SYKES financial data and only two-months of ICT financial data in first quarter 2010 due to the February 2nd, 2010 closing of the ICT acquisition.

Sykes Enterprises, Incorporated
Cash Flow from Operations
(in thousands)
(Unaudited)
Exhibit 6

	Three Months Ended
	March 31,	March 31,*
	2011	2010

Cash Flow From Operating Activities:
Net income (loss)	$13,178	$(9,513)
Depreciation and amortization	$14,232	$12,763
Changes in assets and liabilities and other	(7,381)	(20,050)

Net cash provided by (used for) operating activities	$20,029	$(16,800)

Capital expenditures	$6,175	$6,128
Cash interest paid	$261	$1,092
Cash taxes paid	$6,821	$6,745

*	Three months of SYKES financial data and only two-months of ICT financial data in first quarter 2010 due to the February 2nd, 2010 closing of the ICT acquisition.

Sykes Enterprises, Incorporated
Business Outlook Reconciliation*
Exhibit 7

Business Outlook

Second Quarter
2011
Adjusted Diluted Earnings Per Share	$0.31 - $0.34
Severance & Consulting Engagement Costs	-
Merger and Integration Costs, including Impairment	-
Depreciation & Amortization of Property & Equipment and Intangibles Write-Ups	($0.05)

Earnings (loss) Per Share	$0.26 - $0.29

Business Outlook

Full Year
2011
Adjusted Diluted Earnings Per Share	$1.43 - $1.53
Severance & Consulting Engagement Costs	($0.01)
Merger and Integration Costs	($0.01)
Depreciation & Amortization of Property & Equipment and Intangibles Write-Ups	($0.20)

Diluted Earnings Per Share	$1.21 - $1.31